Exhibit 99.1

Stephen D. Palmer

Senior Vice President

(410) 237-5831

(410) 237-5703 (fax)

December 20, 2006

Mr. Lawrence Rychlak

Vice President and Chief Financial Officer

Avatech Solutions, Inc.

10715 Red Run Boulevard, Suite 101

Owings Mills, Maryland 21117

RE:	Revolving Credit Approval: Extension and Amendment

Dear Larry:

I am pleased to advise you that Mercantile has approved your request to extend and amend the working capital revolving credit facility of $5,000,000 for Avatech Solutions, Inc. and subsidiaries (Avatech), subject to the terms and conditions of this letter.

The revolving credit facility is hereby extended for two years to December 31, 2008, and it is amended to a) adjust the interest rate schedule, b) eliminate the offering basis condition on the last. $1,000,000, c) eliminate the requirement for a $500,000 minimum average net borrowing availability, d) confirm the release of a limited guarantee and e) change certain covenants contained in the Loan and Security Agreement dated January 27, 2006 (the Loan Agreement).

All other terms of the Loan Agreement and the revolving credit facility, as previously amended shall remain unchanged. The specific terms and conditions of this credit facility are outlined as follows:

BORROWER:	Avatech Solutions, Inc. and subsidiaries

AMOUNT:	$5,000,000

TYPE:	Secured Revolving Credit Facility

PURPOSE:	Working capital

RATE:	Presently, Prime + 1.50%, floating, subject to rate adjustment based on capital levels and leverage as set forth in the following revised table:

Tier Level	Stockholders Equity*		Tangible Net Worth*		Liab’s to Stkhdr Eq*	Margin over Prime	Margin over LIBOR
1	> $	7,500,000	> $	400,000	<3.00	2.00%	4.75%
2	> $	7,500,000	> $	600,000	<2.25	1.50%	4.25%
3	> $	8,000,000	> $	800,000	<1.50	1.25%	4.00%
4	> $	8,500,000	> $	1,000,000	<1.25	1.00%	3.75%
5	> $	9,000,000	> $	1,500,000	<1.00	0.50%	3.25%
6	> $	10,000,000	> $	2,500,000	<0.80	0.00%	3.00%

*	Stockholders Equity and Tangible Net Worth include all preferred stock.

Two Hopkins Plaza  ■  P.O. Box 1477  ■  Baltimore, Maryland 21203  ■  www.mercantile.com

Affiliate Mercantile Bankshares Corporation  ■  Member FDIC  ■  Equal Housing Lender

MERCANTILE BANK & TRUST

Avatech has the option to borrow under a Prime base or a 30 day LIBOR base.

COMMITMENT FEE:	1/4% of the unused portion of the Revolving Credit payable quarterly.

TERMS:	Interest only monthly, revolve for two year, subject to annual review and reaffirmation upon receipt of year-end audited financial statements; the Maturity Date is extended from December 31, 2006 to December 31, 2008; the offering basis arrangement that applied to the last $1,000,000 of the revolving credit is deleted.

ADVANCES:	Advances under the line will limited to a borrowing base formula allowing up to 80% of eligible accounts receivable; advances under the credit facility will be made at the Borrower’s request subject to the Borrower’s submission of a monthly (or more frequently if needed) satisfactory borrowing base report; the requirement for a $500,000 minimum average net borrowing availability measured quarterly is deleted.

COLLATERAL:	Secured by a first lien on all accounts receivable, inventory, equipment and all other assets of the borrower and subsidiaries; a lien by Autodesk, Inc. on Autodesk inventory sold to Avatech is permitted.

GUARANTEE:	The requirement of a limited guarantee by W. James Hindman is deleted and the guarantee is released.

COVENANTS:	Financial covenants will include usual and customary limitations on balance sheet, operating performance and capital activities, including but not limited to a) measures of working capital, liquidity, capital leverage, debt service coverage, b) limitations as to distributions, debt prepayment, capital stock, acquisitions, disposal of assets, new debt, leases, liens, etc. and c) requirements for insurance, financial reporting, continuation of supplier agreements (Autodesk in particular), licenses and permits, good standing, etc. The schedule attached outlines the required and amended financial covenants.

CONDITIONS:

1.      Satisfactory annual field examination of accounts receivable, inventory and business records.

2.      Any open quarterly commitment fees on the unused portion of the Revolving Credit shall be paid current.

3.      Satisfactory loan documentation of the extension and amendments.

4.      Requirement for key-man life insurance on Walsh and Harris in the amount of $500,000 each to continue.

5.      Company receipts shall be directed to a cash collateral collection lockbox, and remittances will be applied to payment under the credit facility daily.

MERCANTILE BANK & TRUST

6.      Avatech will provide monthly financial statements, borrowing base certificates, annual audited financial statements and tax returns, copies of all SEC reports upon filing and a compliance certificates quarterly.

7.      Avatech will maintain satisfactory insurance coverage.

8.      Avatech will maintain deposit accounts with satisfactory balances at Mercantile.

9.      Mercantile will provide overnight investment services, lockbox services, online banking services and other cash management services as needed at standard pricing on either fee or analysis basis.

COUNSEL:	The lender’s counsel shall prepare all necessary documents it may require to evidence this extension and amendment of the revolving credit facility.

COSTS:	If this extension and amendment is accepted, all costs shall be paid by the Avatech, including but not limited to all costs of closing, recording liens, documentation, field examinations and other costs related to settlement and monitoring of the loans; in the event that the commitment contained herein is accepted but not settled, Avatech will reimburse Mercantile for costs incurred in anticipation of settlement.

Please review the terms of this commitment letter and indicate your acceptance by signing both copies of this letter, keeping one for your files and returning the other to me. Upon receipt, I will instruct lender’s counsel to proceed.

Very truly yours,

/s/ Stephen D. Palmer
Stephen D. Palmer

SDP/sp

The foregoing terms and conditions are accepted and agreed to this 21st day of December, 2006.

Avatech Solutions, Inc. and subsidiaries

By:	/s/ Lawrence Rychlak
Lawrence Rychlak Vice President and Chief Financial Officer

MERCANTILE BANK & TRUST

Schedule of Specific Financial Covenants

Article 5 of the Loan Agreement

Covenants include the following with actual measurements at 6/30/06 and 9/30/06:

Name	Requirement		6/30/06	9/30/06	Status	Section
Current ratio		> 0.75	0.96	1.08	pass	5.18
Quick ratio		> 0.60	0.84	0.72	pass	5.19	To be deleted
TNW + Sub Debt	> $	400m	$516m	$609m	pass	5.20
Capital leverage		< 22	16.61	15.47	pass	5.21
Interest coverage		> 2.00	5.11	2.34	pass	5.22
Debt service coverage		> 1.25	5.82	6.69	pass	5.23
New covenants:
Stockholder’s equity	>$	7,500m	$8,280m	$8,500m	pass	new section
Liab’s to Stkhdr Eqty		< 3.00	1.04	1.11	pass	new section

In calculating the current ratio, the revolving credit balance, if classified long term, will be added to current liabilities.

The quick ratio covenant in Section 5.19 is deleted.

Stockholders Equity and Tangible Net Worth will include all preferred stock.

As of June 30, 2006, Avatech had paid off all subordinated debt. The financial covenant contained in Section 5.20 titled Minimum Tangible Net Worth Plus Subordinated Debt will be retitled Minimum Tangible Net Worth and any reference to subordinated debt in its definition shall be deleted.